Exhibit 99.3

FORBES ENERGY SERVICES LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of (i) our emergence from bankruptcy (the “Plan”), (ii) our acquisition of Cretic and (iii) the acquisition-related financing transactions.
The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is derived from the unaudited condensed consolidated balance sheet of Forbes and the unaudited balance sheet of Cretic as of September 30, 2018, and gives effect to the acquisition of Cretic and related financing transactions as if they had been consummated on September 30, 2018. It does not include any adjustments for the effects of the Plan as the effects of the Plan were fully reflected in Forbes’ historical balance sheet as of September 30, 2018.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 is derived from the unaudited condensed consolidated statement of operations of Forbes for the nine months ended September 30, 2018 (Successor) and the unaudited statement of operations of Cretic for the nine months ended September 30, 2018. The proforma condensed combined statement of operations for the year ended December 31, 2017 is derived from the audited consolidated statement of operations of Forbes for the periods from January 1, 2017 to April 12, 2017 (Predecessor) and April 13, 2017 to December 31, 2017 (Successor) and the audited statement of operations of Cretic for the year ended December 31, 2017. Such proforma statements give effect to (i) the Plan, (ii) our acquisition of Cretic and (iii) the acquisition-related financing transactions as if they had been consummated on January 1, 2017.
The unaudited pro forma condensed combined financial information reflects adjustments to our historical consolidated financial statements that are (i) directly attributable to our emergence from bankruptcy and the application of fresh start accounting, our acquisition of Cretic and the related financing transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The Company has accounted for the acquisition of Cretic under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification 805 “Business Combinations” (“ASC 805”). The purchase price allocation is preliminary as we have not completed the detailed valuation study necessary to derive the required fair value estimates of the acquired assets and the assumed liabilities. Any adjustments may change the purchase price allocation, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill, other intangibles, property and equipment and depreciation and amortization expense. We have also not completed other analyses of the acquired assets and liabilities as of the acquisition date, including accounts receivable, other assets, identifiable intangible assets, property and equipment, accounts payable, accrued expenses and deferred taxes. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein. Synergies and integration costs associated with the acquisition of Cretic have been excluded from consideration because they do not meet the criteria for pro forma adjustments.
The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the consummation of the Plan, our acquisition of Cretic and the acquisition-related financing transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations following the consummation of our acquisition of Cretic and the acquisition-related financing transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read together with our historical financial statements and Cretic’s historical information included in this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2018
(in thousands)

	Forbes Energy Services Ltd. Historical	Cretic Energy Services, LLC Historical	Pro Forma Adjustments for Cretic Acquisition		Pro Forma Adjustments for Acquisition-Related Financings		Pro Forma Combined
	As of September 30, 2018	As of September 30, 2018

ASSETS
Current assets
Cash and cash equivalents	$6,617	$2,709	$(67,975)	3a	$68,900	4a	$10,251
Cash - restricted	14,701	—	(6,000)	3a	—		8,701
Accounts receivable - trade, net	34,717	15,211	—		—		49,928
Accounts receivable - other	908	—	—		—		908
Inventory	—	1,550	(1,550)	3n	—		—
Prepaid expenses and other current assets	5,030	474	1,550	3n	—		7,054
Total current assets	61,973	19,944	(73,975)		68,900		76,842

Property and equipment, net	113,103	41,203	477	3b	—		154,783
Goodwill	—	—	18,262	3c	—		18,262
Intangible assets, net	11,012	—	3,550	3d	—		14,562
Other assets	883	—	—		1,220	4b	2,103
Total assets	$186,971	$61,147	$(51,686)		$70,120		$266,552

LIABILITIES AND STOCKHOLDERS' EQUITY AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,054	$1,708	$—		$—		$3,762
Accounts payable - trade	15,769	8,373	(2,218)	3n	—		21,924
Accrued interest payable	1,304	—	—		—		1,304
Accrued expenses	12,035	—	2,218	3n	1,652	4c	15,905
Total current liabilities	31,162	10,081	—		1,652		42,895
Long-term debt, net of current portion	55,486	3,570	—		68,468	4d	127,524
Deferred tax liability	362	—	—	4f	—		362
Total liabilities	87,010	13,651	—		70,120		170,781

Common stock	54	—	—		—		54
Members' equity	—	47,496	(47,496)	3e	—		—
Additional paid-in capital	149,620	—	—		—		149,620
Accumulated deficit	(49,713)	—	(4,190)	3f	—		(53,903)
Total stockholders' equity and members' equity	99,961	47,496	(51,686)		—		95,771
Total liabilities and stockholders' equity and members' equity	$186,971	$61,147	$(51,686)		$70,120		$266,552

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2018
(in thousands, except per share data)

	Forbes Energy Services Ltd. Historical	Cretic Energy Services, LLC Historical	Pro Forma Adjustments for Cretic Acquisition		Pro Forma Adjustments for Acquisition-Related Financings		Pro Forma Combined
	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2018

Revenue
Well servicing	$82,406	$51,030	$—		$—		$133,436
Fluid logistics	42,038	—	—		—		42,038
Total revenues	124,444	51,030	—		—		175,474
Expenses
Well servicing	67,689	38,218	—		—		105,907
Fluid logistics	33,919	—	—		—		33,919
General and administrative	17,341	1,473	(2,610)	3g	—		16,091
			(105)	3h
			182	3i
			(190)	2g
Depreciation & amortization	22,381	3,517	(182)	3j	—		26,143
			427	3k
Total expenses	141,330	43,208	(2,478)		—		182,060
Operating income (loss)	(16,886)	7,822	2,478		—		(6,586)
Other income (expense)
Interest income	3	—	—		—		3
Interest expense	(7,267)	(138)	—		(8,317)	4e	(15,722)
Pre-tax income (loss)	(24,150)	7,684	2,478		(8,317)		(22,305)
Income tax (benefit) expense	(422)	92	(131)	3l	136	4f	(367)
			(42)	3m
Net income (loss)	$(23,728)	$7,592	$2,651		$(8,453)		$(21,938)
Loss per share of common stock
Basic and diluted loss per share	$(4.44)						$(4.09)	3o
Weighted average basic shares outstanding
Basic and diluted	5,347						5,364	3o

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2017
(in thousands, except per share data)

	Forbes Energy Services Ltd. Historical				Forbes Energy Services Ltd.		Cretic Energy Services, LLC Historical
	Predecessor	Successor						Pro Forma Adjustments for Cretic Acquisition		Pro Forma Adjustments for Acquisition-Related Financings		Pro Forma Combined
	January 1, 2017 through April 12, 2017	April 13, 2017 through December 31, 2017	Reorganization Pro Forma Adjustments		Year Ended December 31, 2017 Pro Forma		January 1, 2017 through December 31, 2017

Revenues
Well servicing	$19,554	$63,916	$—		$83,470		$44,854	$—		$—		$128,324
Fluid logistics	11,211	32,565	—		43,776			—		—		43,776
Total revenues	30,765	96,481	—		127,246		44,854	—		—		172,100
Expenses
Well servicing	15,952	49,152	—		65,104		33,644	—		—		98,748
Fluid logistics	11,207	31,083	—		42,290		—	—		—		42,290
General and administrative	5,012	14,229	—		19,241		785	(180)	3h	—		20,170
								324	3i
Depreciation & amortization	13,601	20,051	(5,626)	2a	28,026		3,531	915	3j	—		33,041
								569	3k
Total expenses	45,772	114,515	(5,626)		154,661		37,960	1,628		—		194,249
Operating income (loss)	(15,007)	(18,034)	5,626		(27,415)		6,894	(1,628)		—		(22,149)
Other income (expense)
Interest income	13	11	—		24		—	—		—		24
Interest expense	(2,254)	(6,420)	(451)	2b	(9,125)		(109)	—		(10,734)	4e	(19,968)
Gain (loss) on reorganization items, net	44,503	(1,299)	(43,204)	2c	—		—	—		—		—
Pre-tax income (loss)	27,255	(25,742)	(38,029)		(36,516)		6,785	(1,628)		(10,734)		(42,093)
Income tax expense (benefit)	27	243	—	2d	270		21	(61)	3l	95	4f	340
								15	3m
Net income (loss)	$27,228	$(25,985)	$(38,029)		$(36,786)		$6,764	$(1,582)		$(10,829)		$(42,433)
Preferred stock dividends	(46)	—	46	2e	—		—	—		—		—
Net income (loss) attributable to common stockholders	$27,182	$(25,985)	$(37,983)		$(36,786)		$6,764	$(1,582)		$(10,829)		$(42,433)
Income (loss) per share of common stock
Basic and diluted income (loss) per share	$0.99	$(4.91)			$(6.96)							$(8.00)	3o
Weighted average number of shares outstanding
Basic and diluted	27,508	5,288			5,288	2f						5,305	3o
See notes to unaudited pro forma condensed combined financial information.

Note 1 - Description of Transaction and Basis of Pro Forma Presentation
On November 16, 2018, Forbes Energy Services LLC, a wholly owned subsidiary of Forbes Energy Services Ltd., and Cobra Transitory Sub LLC, a wholly owned subsidiary of FES LLC, entered into a Merger Agreement with Cretic Energy Services, LLC and Catapult Energy Services Group, LLC, pursuant to which Forbes has acquired Cretic. In the acquisition, the issued and outstanding limited liability company interests in Cobra Transitory Sub LLC converted into and became a newly issued, sole limited liability company interest in Cretic, and the existing limited liability company interests of Cretic were converted into the right to receive $67.5 million, subject to customary purchase price adjustments.
The Merger Agreement also contains an earnout component whereby the purchase price payable to the former holders of Cretic limited liability company interests could be increased based upon Cretic’s operating performance for 2018. As of the date of this Form 8-K/A, the earnout is expected to be de minimus.
In connection with the merger, on November 16, 2018, the Company and certain of its subsidiaries, as borrowers, entered into a credit agreement with the lenders party thereto and Regions Bank, as administrative agent and collateral agent. The Revolving Loan Agreement provides for $35 million of revolving loan commitments, subject to a borrowing base comprised of 85% of eligible accounts receivable, 90% of eligible investment grade accounts receivable and 100% of eligible cash, less reserves.
In addition, on November 16, 2018, the Company, as a guarantor, FES LLC, as borrower, and certain of its subsidiaries, as guarantors, entered into Amendment No. 1 to the Loan and Security Agreement and Pledge and Security Agreement with the lenders party thereto and Wilmington Trust, National Association, as agent, pursuant to which the Loan and Security Agreement, dated as of April 13, 2017 was amended to, among other things, permit the incurrence of (i) debt under the ABL Facility and the liens securing the obligations thereunder, (ii) the Add-on Term Loan under the Term Loan Facility in an aggregate principal amount of $10.0 million and (iii) the Bridge Loan under the Term Loan Facility in an aggregate principal amount of $50.0 million.
The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is derived from the unaudited consolidated balance sheet of Forbes as of September 30, 2018 and the unaudited balance sheet of Cretic as of September 30, 2018, and gives effect to our acquisition of Cretic and the acquisition-related financing transactions as if they had been consummated on September 30, 2018. It does not include any adjustments for the effects of the Plan as the effects of the Plan were fully reflected in Forbes’ historical balance sheet as of September 30, 2018.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 is derived from the unaudited condensed consolidated statement of operations of Forbes for the nine months ended September 30, 2018 (Successor) and the unaudited statement of operations of Cretic for the nine months ended September 30, 2018. The proforma condensed combined statement of operations for the year ended December 31, 2017 is derived from the audited consolidated statement of operations of Forbes for the periods from January 1, 2017 to April 12, 2017 (Predecessor) and April 13, 2017 to December 31, 2017 (Successor) and the audited statement of operations of Cretic for the year ended December 31, 2017. Such proforma statements give effect to (i) the Plan, (ii) our acquisition of Cretic and (iii) the acquisition-related financing transactions as if they had been consummated on January 1, 2017.
The Company has accounted for the acquisition of Cretic under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the unaudited pro forma combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The purchase price allocation may include changes to accounts receivable, other assets, property and equipment, identifiable intangible assets, goodwill, deferred taxes, accounts payable and accrued expenses, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.
The unaudited pro forma combined financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from our acquisition of Cretic.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the initial estimate of the fair values of the identifiable assets acquired and liabilities assumed. The excess of the purchase price over these fair values has been recorded to goodwill.
The preliminary estimate of the consideration transferred in the Cretic Acquisition is $69.8 million, which is comprised of cash consideration paid for ownership interests of $67.5 million, capital expenditures of $3.4 million and the preliminary net working capital settlement of $0.6 million less the net debt settlement of $1.7 million. As noted above, as of the date of this Form 8-K/A, the earnout is expected to be de minimus and thus, has not been included in the fair value of consideration transferred.
The preliminary allocation of the purchase price, as if the acquisition had occurred on September 30, 2018, was as follows:

Assets acquired and liabilities assumed at fair value (in thousands):	Amount
Cash	$2,709
Accounts receivable	15,211
Other assets	2,024
Fixed assets	41,680
Goodwill	18,262
Other intangible assets	3,550
Accounts payable and accrued expenses	(8,373)
Capital leases	(5,278)
Total estimated consideration	$69,785

NOTE 2 - Bankruptcy and Fresh Start Accounting
The unaudited pro forma condensed combined financial information also gives effect to (i) the prepackaged plan of reorganization of Forbes and certain of its subsidiaries, as amended and supplemented, which became effective on April 13, 2017 (the "Effective Date") and (ii) Forbes’ adoption of fresh start accounting on the Effective Date, which was reflected in the Company’s consolidated balance sheet as of December 31, 2017.
Chapter 11 Proceedings
On January 22, 2017, FES Ltd. and its domestic subsidiaries, or collectively, the Debtors, filed voluntary petitions, or the Bankruptcy Petitions, for reorganization under chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division, or the Bankruptcy Court, pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors (the “Plan”). On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.
Bankruptcy Pro Forma Adjustments and Basis of Presentation
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018, give effect to the consummation of the Plan and the adoption of fresh start accounting as if they had occurred on January 1, 2017. Because the effects of the consummation of the Plan and the adoption of fresh start accounting are reflected in the consolidated balance sheet as of September 30, 2018, no adjustments were made to the unaudited pro forma condensed combined balance sheet included herein.
The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

a.
Represents the reduction in depreciation and amortization expense following the fair value measurement of the Company’s tangible and intangible assets as part of applying fresh start accounting upon emergence from the chapter 11 cases.

b.
Reflects $2.4 million of incremental interest expense related to a term loan agreement entered into on the Effective Date, as subsequently amended, with certain former noteholders of Forbes at its current effective interest rate for the entire period partially offset by the elimination of $1.5 million of interest expense related to the previously outstanding long-term notes payable of Forbes that were canceled as part of the Plan, the elimination of $0.2 million of interest expense related to other outstanding debt of Forbes which was terminated as part of the Plan and the elimination of $0.2 million in amortization of debt issuance costs related to the eliminated debt.

c.
Represents the elimination of reorganization items that were directly attributable to the Chapter 11 cases, which consist of $140.4 million gain on debt and accrued interest discharge partially offset by $87.1 million loss on fresh start adjustments, $2.1 million write-off of debt issuance costs and $8.0 million of professional fees.

d.
The income tax effect of the pro forma adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable, and the Company has a full valuation allowance recorded against its net deferred tax assets.

e.	Reflects the elimination of the accretion of dividends on the Predecessor’s preferred stock as such stock was extinguished without recovery on the Effective Date.

f.
Represents the weighted average basic and diluted shares outstanding after giving effect to the reorganization. The Company did not include potentially dilutive instruments, such as restricted stock units or stock options, in its calculation of diluted loss per share during the period presented, as the effect would be anti-dilutive.

g.
Adjustment represents the elimination of restructuring expenses incurred by Forbes as a result of the Plan undertaken in the year ended December 31, 2017. As these expenses are nonrecurring in nature, they have been eliminated in the condensed combined pro forma statement of operations for the nine month period ended September 30, 2018.

NOTE 3 - Pro Forma Adjustments for the Acquisition of Cretic
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
a.Cash and cash equivalents and Cash-Restricted
Represents the $69.8 million cash purchase price paid for Cretic less $6.0 million released from restricted cash to partially fund the acquisition plus approximately $4.2 million in transaction expenses paid upon closing.
b.Property and equipment, net
Represents the adjustment to increase the carrying value of Cretic’s property and equipment from its historical gross book value to its estimated fair value. The fair value estimate for fixed assets is preliminary and was determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The fair value of fixed assets was determined primarily using a combination of the cost approach and the market comparison approach. The final fair value determination for property and equipment may differ from this preliminary determination.

(in thousands)	Estimated Fair Value
Well servicing equipment	$35,152
Autos and trucks	6,227
Buildings and improvements	23
Furnitures and fixtures	278
Total	$41,680
c.Goodwill
The adjustment reflects an adjustment to goodwill of $18.3 million resulting from the excess of the purchase consideration over the net assets acquired.
d.Intangible assets, net

The net pro forma adjustment of $3.6 million reflects the estimated fair value assignment in identifiable intangible assets acquired as follows:

(in thousands)	Estimated Fair Value
Trade name	$1,050
Non-compete agreement	300
Customer relationships	2,200
Total	$3,550
The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Cretic’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value.
The Cretic trade name was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.
The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ from this preliminary determination.
e.Members' equity
Adjustment made to eliminate Cretic’s historical members’ equity.
f.Accumulated deficit
Adjustment made to accumulated deficit for the incurrence of $4.2 million of transaction expenses.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of operations to give effect to the acquisition of Cretic:
g.General and administrative (Transaction costs)
Reflects the elimination of $2.6 million for the nine months ended September 30, 2018, of direct, incremental transaction costs incurred by Forbes related to the acquisition of Cretic that are reflected in the historical statements of operations. No transaction costs were incurred for the year ended December 31, 2017. The impact of these direct, incremental transaction costs have been eliminated in the unaudited pro forma condensed combined statement of operations since these costs are nonrecurring in nature. These charges include financial advisory fees, legal, accounting, and other professional fees incurred by Forbes and Cretic that are directly related to the acquisition of Cretic.
h.General and administrative (Rent expense)
Reflects the elimination of $0.2 million and $0.1 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, of rent expense incurred by Cretic related to a lease that was eliminated as a direct result of the acquisition of Cretic. The impact of these historically incurred expenses have been eliminated in the unaudited pro forma condensed combined statement of operations since these costs will be nonrecurring.

i.General and administrative (Executive compensation)
Represents the adjustment of $0.3 million and $0.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, to present the annual management compensation expense of Cretic executive management based on new employment agreements that were entered into as a direct result of the acquisition of Cretic.
j.Depreciation and amortization (Fixed asset depreciation)
Represents the elimination of historical Cretic fixed asset depreciation of $3.5 million and $3.5 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, and the recognition of pro forma depreciation expense of $4.4 million and $3.3 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, calculated on a straight line basis based on the purchase price allocated to fixed assets as follows:

(in thousands)	Fair Value	Estimated Useful Life	Pro Forma Depreciation Expense for the Year Ended December 31, 2017	Pro Forma Depreciation Expense for the Nine Months Ended September 30, 2018
Well servicing equipment	$35,152	6-12 years	$3,004	$2,253
Autos and trucks	6,227	4-10 years	1,313	986
Buildings and improvements	23	5 years	5	3
Furniture and fixtures	278	2-4 years	124	93
	$41,680		4,446	3,335
Less: Cretic historical depreciation			(3,531)	(3,517)
Total			$915	$(182)

The step-up in fair value of the assets and the useful lives of all asset classes were conformed to the lives for the same major asset classes per Forbes’ accounting policy. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of depreciation expense of $0.4 million and $0.3 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.
k.Depreciation and amortization (Intangible asset amortization)
Represents the recognition of $0.6 million and $0.4 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, for the pro forma intangible asset amortization calculated on a straight line basis based on the purchase price allocated to definite-lived intangible assets as follows

(in thousands)	Fair Value	Estimated Useful Life	Pro Forma Amortization Expense for the Year Ended December 31, 2017	Pro Forma Amortization Expense for the Nine Months Ended September 30, 2018
Trade name	1,050	10 years	$105	$79
Non-compete agreement	300	2 years	150	113
Customer relationships	2,200	7 years	314	235
Total	$3,550		$569	$427
The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $0.1 million and $0.1 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.
l.Income tax (benefit) expense (Tax classification)

Represents an adjustment to reflect income tax for Cretic utilizing Forbes’ effective rate for the period. Forbes has utilized its effective rate for purposes of this adjustment given that Forbes carries a significant Net Operating Loss carryforward balance to offset future income. As a result, Forbes will utilize this Net Operating Loss balance to offset any income realized from Cretic operations (if applicable), which would have resulted in an effective tax rate consistent with that realized by Forbes for the pro forma periods presented.
m.Income tax (benefit) expense (Tax adjustments)
Represents the income tax effect for the unaudited pro forma adjustment (exclusive of the impact in item m above) utilizing Forbes’ effective rate for the period. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the statutory rate in periods subsequent to the closing of the acquisition of Cretic.
n.Adjustment to conform Cretic’s financial statement presentation to Forbes’ presentation.
o.Basic and diluted earnings per share
Pro forma adjustments to basic and diluted weighted average number of shares outstanding reflects a total of 17,280 shares of Forbes’ common stock issued to Cretic management as part of the Cretic Acquisition. These 17,280 shares were added to Forbes’ historical basic shares as if they had been issued on January 1, 2017.

	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Pro forma net loss attributable to Forbes common stockholders	$(42,433)	$(21,938)
Pro forma basic and diluted weighted average number of shares outstanding	5,305	5,364
Pro forma net loss per basic and diluted share attributable to Forbes common shareholders	$(8.00)	$(4.09)

NOTE 4 - Pro Forma Adjustments for the Cretic Acquisition-Related Financing Transactions
Forbes financed the acquisition of Cretic using (i) a draw on the ABL Facility in the amount of $8.9 million, (ii) an Add-on Term Loan under the Term Loan Facility in an aggregate principal amount of $10 million, and (iii) a Bridge Loan under the Term Loan Facility in an aggregate principal amount of $50.0 million.
The Add-on Term Loan and Bridge Loan borrowings under the Term Loan Facility bear interest at a rate equal to 5.00% per annum payable in cash, plus paid-in-kind interest of 9.00% per annum (such paid-in-kind interest increasing by 2.00% per annum on April 13 of each year, commencing April 13, 2019).

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
a.Cash and cash equivalents
Reflects the proceeds from issuance of debt in the amount of $8.9 million from the ABL Facility, $10.0 million from the Add-on Term Loan and $50.0 million from the Bridge Loan.
b.Other assets
Represents the capitalized debt issuance costs directly associated with the ABL Facility.
c.Accrued expenses
Represents the accrued amounts for the deferred financing expenses realized in relation to the ABL Facility, Add-On Term Loan, and the Bridge Loan, as these were not paid as of the date of consummation of the transactions.
d.Long-term debt, net of current portion
Represents the incurrence of additional debt in the amount of $8.9 million from the revolving commitment under the ABL Facility, $9.9 million from the Add-on Term Loan and $49.6 million from the Bridge Loan. The balances of the

Add-On Term Loan and the Bridge Loan are presented net of debt issuance costs and debt discount of $0.1 million and $0.4 million, respectively.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
e.Interest expense
Represents the increase in interest expense resulting from the ABL Facility, the Add-on Term Loan and the Bridge Loan. The unaudited pro forma condensed combined statement of operations is adjusted for (i) an increase in interest expense of $9.6 million and $7.5 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, reflecting estimated interest expense and (ii) an increase to interest expense reflecting amortization of deferred financing costs and commitment fees of $1.1 million and $0.8 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.
As the borrowing under the ABL Facility was repaid shortly after the consummation of the acquisition of Cretic, the associated interest expense was immaterial and has been excluded. See the table below for a summary breakout of deferred financing costs and interest expense related to these debt facilities:

	For the Year Ended December 31, 2017
(in thousands)	Acquisition-Related Financing	Pro Forma Interest Expense	Pro Forma Amortization of Fees	Pro Forma Total increase to Interest Expense
ABL Facility	$8,900	$—	$732	$732
Add-On to Term Loan	10,000	1,602	30	1,632
Bridge Loan	50,000	8,010	360	8,370
Total	$68,900	$9,612	$1,122	$10,734

	For the Nine Months Ended September 30, 2018
(in thousands)	Acquisition-Related Financing	Pro Forma Interest Expense	Pro Forma Amortization of Fees	Pro Forma Total increase to Interest Expense
ABL Facility	$8,900	$—	$549	$549
Add-On to Term Loan	10,000	1,291	22	1,313
Bridge Loan	50,000	6,185	270	6,455
Total	$68,900	$7,476	$841	$8,317
The effect of a 1/8% increase or decrease in the interest rates would result in an increase or decrease of interest expense of $0.2 million and $0.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.
f.Income tax expense
Represents the income tax effect for unaudited pro forma condensed combined statement of operations related to the financing transactions using the applicable U.S. effective tax rates of Forbes in each period. Forbes utilized its effective rate for purposes of this adjustment given that Forbes carries a significant Net Operating Loss carryforward balance to offset any tax expense that would be realized by the presented pro forma financing adjustments. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities and the impact due to U.S. tax reform.